Sierra Monitor Appoints Varun Nagaraj President and Chief Executive Officer

Brings Extensive Leadership and Management Experience in

Network Communications to the Company

Gordon R. Arnold Elevated to Executive Chairman

Milpitas, California – May 16, 2014 – Sierra Monitor Corporation (OTCQB: SRMC), a leader in the design, manufacture and sale of electronic communications, safety and environmental instrumentation in high reliability applications, announced today that its board of directors has named Varun Nagaraj as its president and chief executive officer effective July 7, 2014. Mr. Nagaraj succeeds Gordon R. Arnold, who will assume the position of executive chairman of the company. Mr. Nagaraj is a global executive leader and manager who brings a wealth of relevant experience in network communications to Sierra Monitor.

"Varun Nagaraj is an excellent fit for the task of growing the company while developing new creative vision and focus for Sierra Monitor Corporation.     His technical and business background combined with his experience as a management consultant and his executive leadership in networking companies give me great confidence that he will be an exceptional leader,” said Mr. Arnold.  “The Board of Directors has developed a management transition plan that provides continuity while positioning Varun to lead the executive team in growing the company’s business.  This is an exciting transition for the company and I am looking forward to working with and supporting Varun."

"I am thrilled about the opportunity to work with Gordon and the rest of the Sierra Monitor management team to lead the company through its next stage of growth,” said Mr. Nagaraj. “Over the last 30 years, the company has established itself as a trusted supplier of protocol gateways and fire and safety monitoring equipment. As the mega trend of the ‘Internet of Things’ begins to impact the commercial buildings and industrial sectors, Sierra Monitor's products are very well suited to connect and protect the high value assets in these environments."

Mr. Nagaraj joins the company from Echelon Corporation where he has served since 2011 as senior vice president of product management and general manager, and where he was responsible for control networking and re-architecting Echelon’s products from LonWorks to the next generation IP and cloud framework. Previously, he served from 2008 to 2011 as president and chief executive officer of Aprius; president and chief executive officer of NetContinuum; vice president of product development and marketing of Extreme Networks; and executive vice president of marketing and customer delivery for Ellacoya Networks. Mr. Nagaraj worked for PRTM, a leading management consulting firm focused on product and operations strategy, from 1995 to 2001 in various positions including associate, manager, principle and partner. He started his career at Hewlett Packard as an engineer and program manager. Mr. Nagaraj received his Electrical Engineering degree from the India Institute of Technology, Bombay; a Master of Science degree from North Carolina State University; and his Master of Business Administration degree from Boston University.

Mr. Arnold was a member of the founding team of Sierra Monitor Corporation in 1979. He became president in 1984 and was subsequently appointed chief executive officer, secretary and chief financial officer. Mr. Arnold has been a director since 1984 and is chairman of the board. During his thirty year tenure leading the company, Mr. Arnold has overseen the company’s growth from a start-up, pre-shipping team to a profitable public company with strong technical competencies, a multi-national sales team, worldwide product installations and a highly stable workforce.   Mr. Arnold will continue as a full-time executive chairman to help ensure a smooth leadership transition.

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including alternate fuel vehicle maintenance facilities, US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial, and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 134

spolcyn@sierramonitor.com